EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Ownership

Christals Acquisition, LLC	Delaware	100%
Peekay Acquisition, LLC	Delaware	100%
ZJ Gifts F-2, L.L.C.	Texas	100%
ZJ Gifts F-3, L.L.C.	Texas	100%
ZJ Gifts F-4, L.L.C.	Texas	100%
ZJ Gifts F-5, L.L.C.	Texas	100%
ZJ Gifts F-6, L.L.C.	Texas	100%
ZJ Gifts I-1, L.L.C.	Colorado	100%
ZJ Gifts M-1, L.L.C.	Oklahoma	100%
ZJ Gifts M-2, L.L.C.	Oklahoma	100%
ZJ Gifts M-3, L.L.C.	Colorado	100%
Peekay Spa, LLC	Delaware	100%
Peekay, Inc.	Washington	100%
Conrev, Inc.	Washington	100%
Condom Revolution, Inc.	California	100%
Charter Smith Sanhueza Retail, Inc.	California	100%